UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 20, 2008

TOR Minerals International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02             RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

TOR Minerals International (Nasdaq: TORM), producer of synthetic TIO2 color pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the fourth quarter and year ended December 31, 2007.  The company reported net income available to common shareholders of $11,000, or $0.00 per diluted share, on net sales of $27,961,000 for the year ended December 31, 2007. This compares with net income available to common shareholders of $33,000, or $0.00 per share, on net sales of $26,079,000 for the year ended December 31, 2006.

Sales of specialty alumina products increased by 35 percent in 2007, reflecting the successful introduction of new, high value-added alumina products and gaining several new customers.  Hitox sales declined 2 percent and other revenue was flat year-over-year, resulting in a 7 percent increase in net sales for 2007.

Net sales for the fourth quarter ended December 31, 2007, was $5,969,000 compared to $5,355,000 for the fourth quarter ended December 31, 2006. The net loss available to common shareholders was $230,000, or ($0.03) per diluted share, for the fourth quarter of 2007 compared to a net loss of $275,000, or ($0.04) per share, for the fourth quarter of 2006.

The 11 percent increase in fourth quarter net sales was primarily due to a 27 percent growth in specialty alumina sales.  At 6 percent growth, Hitox sales returned to positive growth for the quarter.  All other product sales grew 7 percent.

The company said that it experienced significant raw material, energy and freight cost pressure during 2007, but was able to offset these costs by making improvements to revenue mix, processing technologies and tightly controlling operating expenses.

"2007 was a year of significant innovation in product development.  With the successful introduction of new high value-added specialty alumina products, we restored growth and profitability to that business.  Our newly developed colored pigments are currently in testing with two dozen customers, and are expected to lay the foundation for resumed growth and profitability for our TiO2 pigment business in 2008," said Dr. Olaf Karasch, Chief Executive Officer of TOR Minerals.  "Looking forward, we plan to continue to introduce innovative high value-added products and look for ways to further leverage marketing and manufacturing opportunities in our global operations."

The company announced operational changes that will reduce synthetic rutile stocking levels by 50 percent while continuing to support future growth and customer service levels.  As a result of these changes, the company will temporarily idle synthetic rutile production, which is expected to have a negative affect on fixed cost absorption and result in a loss in the first quarter of 2008.  "While idling synthetic rutile production will temporarily sacrifice profitability in the first quarter, the operational changes lower inventory stocking requirements, improve cash flow, and improve returns going forward," said Steve Parker, Chief Financial Officer of TOR Minerals.

During 2008, the company expects specialty alumina sales to continue to post double digit sales increases and the new TiO2 colored pigment products to contribute significantly to growth in the second half of 2008.  During 2008, the company expects profitability to ramp in each quarter of the year as new products are introduced and processes are improved.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on February 20, 2008 to further discuss fourth quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number Description 99.1 Press Release, dated February 20, 2008, announcing the financial results for the quarter and year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: February 21, 2008	/s/ STEVEN PARKER
Steven Parker Treasurer and CFO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 20, 2008, announcing the financial results for the quarter and year ended December 31, 2007.